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                                                                   EXHIBIT 10.4






                            TAX ALLOCATION AGREEMENT

                                 BY AND BETWEEN

                                 ODETICS, INC.

                                      AND

                               ATL PRODUCTS, INC.














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                            TAX ALLOCATION AGREEMENT



                 THIS TAX ALLOCATION AGREEMENT (the "Agreement"), dated as of March 1, 1997, by and between ODETICS, INC., a Delaware corporation ("Odetics"), and ATL PRODUCTS, INC., a Delaware corporation ("ATL"), is entered into in connection with the initial public offering ("IPO") of ATL. For purposes of this Agreement, ATL shall also be deemed to refer ATL Products, Inc., a California corporation, as predecessor of ATL.

                 WHEREAS, Odetics on behalf of itself and its present and future subsidiaries other than ATL and its subsidiaries (the "Odetics Group"), and ATL on behalf of itself and its subsidiaries (the "ATL Group") have determined that it is necessary and desirable to provide for allocation between the Odetics Group and the ATL Group of all responsibilities, liabilities and benefits relating to taxes paid or payable by either group for all taxable periods, whether beginning before, on or after the IPO, and to provide for certain other matters;

                 NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:


                                   ARTICLE I
                                  DEFINITIONS

         1.1     Code:  The Internal Revenue Code of 1986, as amended.

         1.2     Effective Date:  April 1, 1996.

         1.3 Post-Spinoff Period: Any taxable period of ATL ending after the distribution by Odetics of all of its ATL stock.

         1.4 Pre-Spinoff Period: Any taxable period of ATL ending on or before the distribution by Odetics of all of its ATL stock.

         1.5     Spinoff:  The distribution by Odetics of all of its ATL stock.

         1.6 Tax or Taxes: All taxes of the Odetics Group and the ATL Group, including any additions to tax, interest and penalties relating to such taxes.

         1.7 Tax Benefit: The tax effect of any loss, deduction, credit or other item that decreases taxes paid or payable.





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         1.8     Tax Detriment:  The tax effect of any income, gain, recapture of credit or other item that increases taxes paid or payable.


                                   ARTICLE II
                             FILING OF TAX RETURNS

         2.1     Pre-Spinoff Period Income Tax Returns

                 (a) Federal Income Tax Returns. The income and other tax items of ATL for any Pre-Spinoff Period shall be included in the Odetics consolidated federal income tax return; provided that ATL is a member of the Odetics "affiliated group" within the meaning of Section 1504 of the Code. Odetics shall prepare and timely file all consolidated federal income tax returns for all such periods.

                 (b) State Income Tax Returns. Odetics shall prepare and timely file any consolidated or combined state income tax return that includes an Odetics Group member and an ATL Group member for all Pre-Spinoff Periods.

         2.2 Other Tax Returns. All tax reports or returns for Pre-Spinoff Periods not covered by Section 2.1 and all tax reports or returns for Post-Spinoff Periods shall be prepared and filed by ATL for the ATL Group and by Odetics for the Odetics Group unless otherwise mutually agreed to by them.


                                  ARTICLE III
                                PAYMENT OF TAXES

         3.1     Payment of Taxes in General

                 (a) Except as otherwise provided in this Article III, Odetics shall pay, and shall indemnify and hold harmless ATL and each other member of the ATL Group from and against, all Taxes attributable to the Odetics Group and the ATL Group (including any Taxes arising to any member of the ATL Group by virtue of Section 1.1502-6 of the Treasury Regulations), whether heretofore or hereafter arising or incurred. Odetics shall be entitled to any reduction in or refund of Taxes for which it is responsible pursuant to the preceding sentence (except any reduction in or refund of Taxes resulting from carrybacks of ATL as described in Section 3.4).

                 (b) ATL shall pay, and shall indemnify and hold harmless each Odetics Group member from and against, (i) all Taxes attributable to the ATL Group (in the case of income or franchise Taxes, as determined under Section 3.2) for any Pre-Spinoff Period commencing on or after the Effective Date and (ii) all Taxes for any Post-Spinoff





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Period that are attributable to the ATL Group.  ATL shall be entitled to any reduction in or refund of Taxes for which it is responsible pursuant to the preceding sentence.

                 (c) Notwithstanding anything to the contrary herein, Odetics shall be responsible for, and shall indemnify the ATL Group against any Taxes resulting from the reorganization of the international operations of Odetics and ATL prior to the IPO.

                 (d) If a member of the Odetics Group or the ATL Group, as the case may be, receives a refund of Taxes to which the other group is entitled under this Article III, then such member shall remit such refund to the other group by promptly sending such refund to Odetics or ATL, as the case may be.

         3.2     Allocation and Payment of Income and Franchise Taxes

                 (a) The consolidated Tax liability of the Odetics consolidated group for each year commencing on or after the Effective Date shall be apportioned among the Odetics Group and ATL Group members in accordance with this paragraph. For purposes of this Agreement, the consolidated Tax liability shall include any liability for alternative minimum Tax. The Tax liability for a taxable year shall be apportioned only among the members of the Odetics consolidated group with separate company taxable income for that year (the "Profit Members"). The Tax liability will be allocated to the Profit Members in the same ratio as each Profit Member's separate company taxable income bears to the total of the separate company taxable incomes of all Profit Members. No Tax liability will be allocated to members of the affiliated group with a taxable loss computed on a separate return basis ("Loss Members"). The Profit Members will make payments to Loss Members for Tax Benefits to the Profit Members as a result of losses or credits generated by the Loss Members. For purposes of allocating alternative minimum Tax, alternative minimum taxable income amounts shall be substituted for taxable income amounts in the foregoing calculation.

                 (b) The principles set forth in Section 3.2(a) shall be applied for the allocation of state income Taxes in states where the Odetics affiliated group files consolidated or combined returns, with appropriate modifications, to account for differences in the tax laws of the United States and individual states. As a general rule, the amount of the consolidated or combined Tax liability to a particular state shall be allocated among the profitable members of a combined or consolidated group filing in such state based on the relative amounts of their deemed taxable income in that state. For this purpose, each member of the consolidated or combined group of corporations filing in a particular state shall generally be treated as having an amount of deemed taxable income in that state which that member would be required to report to the state if the member were filing a separate franchise or income tax return for the state, but applying the combined apportionment factors which are in effect for the subject consolidated or combined group of corporations (rather than the member's individual factors).





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                 (c)      Payment of the consolidated or combined income or
franchise Tax liability for a taxable period shall be made according to the schedule of estimated tax installments and final payments prescribed in the Code or applicable state law. ATL shall pay to Odetics the ATL Group members' share of each Tax payment within five (5) days of receiving notice from Odetics, but in no event more than ten (10) days prior to the due date for each such payment and no later than such due date. Any overpayment of estimated Tax shall be promptly refunded to the member which made such overpayment.

         3.3     Adjustments to Tax Liability and Tax Attributes

                 (a) Odetics shall be responsible for, and shall indemnify and hold harmless each member of the ATL Group from and against, all adjustments to Taxes attributable to the Odetics Group, whether heretofore or hereafter arising or incurred, except Taxes for which the members of the ATL Group are liable pursuant to Section 3.1(b).

                 (b) Except as provided in Section 3.3(c), Odetics shall be entitled to any Tax Benefit and shall bear any Tax Detriment resulting from adjustments to Taxes attributable to the Odetics Group or the ATL Group (except adjustments resulting from carrybacks of ATL from a Post-Spinoff Period). If an adjustment to a tax item attributable to the Odetics Group increases the Tax liability of the Odetics Group and correspondingly reduces a Tax liability for which the ATL Group is responsible under this Agreement, ATL shall pay promptly to Odetics the amount of the Tax Benefit realized by the ATL Group. If an adjustment to a tax item attributable to the Odetics Group reduces the Tax liability of the Odetics Group and correspondingly increases a Tax liability for which the ATL Group is responsible under this Agreement, Odetics shall pay promptly to ATL the amount of the Tax Detriment realized by the ATL Group.

                 (c) ATL shall be responsible for, and shall indemnify and hold harmless each Odetics Group member from and against, all adjustments to Taxes (i) for any Pre-Spinoff Period commencing on or after the Effective Date with respect to the ATL Group and (ii) for any Post-Spinoff Period with respect to the ATL Group. If an adjustment to a tax item for which ATL is responsible under this Section 3.3 increases the Tax liability of the ATL Group and correspondingly reduces the Tax liability of the Odetics Group, Odetics shall pay promptly to ATL the amount of the Tax Benefit realized by the Odetics Group. If an adjustment to a tax item for which ATL is responsible under this
Section 3.3 reduces the Tax liability of the ATL Group and correspondingly increases the Tax liability of the Odetics Group, ATL shall pay promptly to Odetics the amount of the Tax Detriment incurred by the Odetics Group.

         3.4 Carrybacks from Post-Spinoff Periods to Pre-Spinoff Periods. Any loss, credit or other item attributable to the ATL Group and arising in a Post-Spinoff Period may be carried back to a consolidated or combined return of the Odetics affiliated group for a





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Pre-Spinoff Period as permitted under applicable law.  Odetics shall cooperate with any ATL Group member to the extent reasonably necessary (including, without limitation, amending any return and filing any claim for refund) for such member to realize the Tax Benefit of carrying such loss, credit or other item back to such Pre-Spinoff Period. Odetics shall remit promptly to ATL any refund or reduction in Tax resulting from such carryback; provided, however, that the amount payable in respect of any such refund shall be reduced by the amount of any Tax incurred by any Odetics Group member as a result of the accrual or receipt of the refund.


                                   ARTICLE IV
                                  COOPERATION

         4.1     Cooperation in General

                 (a) Each of Odetics and ATL agrees to make available to the other party documents and records in its custody and in the custody of any member of its group, to furnish other information and otherwise to cooperate to the extent reasonably required for the filing of tax returns and the handling of audits of such other party.

                 (b) So long as the ATL Group is included in the consolidated financial statements of Odetics, ATL shall timely provide the necessary financial information of the ATL Group to Odetics so that Odetics may prepare a consolidated tax provision to meet its deadlines.

         4.2     Notice, Defense and Settlement of Tax Claims

                 (a) If a member of the Odetics Group or ATL Group receives written notice of a deficiency, contest, audit or other proceeding with respect to a proposed Tax liability for which a member of the other group is or may be liable under this Agreement (including liability hereunder to indemnify or reimburse a member of the other group), then the recipient shall notify the other group of such matter by promptly sending written notice thereof to Odetics or ATL, as the case may be. Odetics and ATL shall cooperate to contest and defend any such proposed Tax liability, with each party bearing its own expenses relating to such proceeding. The corporation that is liable under applicable law for such proposed Tax liability (without regard to this Agreement) shall not settle, compromise or otherwise agree to pay such liability without the consent of the party that is liable for such Tax under this Agreement. Such consent shall not be unreasonably withheld.

                 (b) Odetics shall be responsible for responding to any notice of deficiency, contest, audit or other proceedings with respect to a proposed Tax liability of a consolidated or combined federal or state tax return of the Odetics Group or the ATL Group for a Pre- Spinoff Period. ATL shall be responsible for responding to any notice





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of deficiency, contest, audit or other proceedings with respect to a proposed
Tax liability of a stand-alone tax return of ATL or any member of the ATL Group for a Pre-Spinoff Period. In addition, ATL shall be responsible for responding to any proposed claims for Taxes other than income or franchise taxes, including but not limited to sales, property and payroll Taxes, attributable to the ATL Group for a Pre-Spinoff Period. Odetics shall bear the expense of and have control of such proceedings relating to the ATL Group except in cases involving Taxes for which the ATL Group is responsible under this Agreement.

         4.3 Confidentiality. The members of both the Odetics Group and the ATL Group understand the confidential nature of financial information disclosed in tax returns and the related supporting documentation. Each of Odetics and ATL (on behalf of themselves and the members of their respective groups) hereby agrees not to release any tax and supporting documentation or information with respect to the other party to any outside party (including taxing authorities) without the consent of the other party, which consent shall not be unreasonably withheld.


                                   ARTICLE V
                             RESOLUTION OF DISPUTES

         Any dispute or ambiguity concerning the amount of any payment provided for under this Agreement shall be resolved, in a manner consistent with the principles and procedures set forth in this Agreement, by an internationally recognized accounting firm (a so-called "Big- Six" accounting firm) jointly selected by Odetics and ATL. The judgment of such accounting firm shall be conclusive and binding upon each of the parties to this Agreement. The accounting firm's fee shall be borne equally by Odetics and ATL.


                                   ARTICLE VI
                                    GENERAL

         6.1 Waiver. Any waiver by any party of any default by the other party hereunder shall not be deemed to be a continuing waiver of such default or a waiver of any other default or of any of the terms and conditions of this Agreement.

         6.2 Amendments. The terms and conditions of this Agreement may not be superseded, modified or amended except in writing stating that it is such a modification and signed by an authorized representative of each party hereto.

         6.3 Governing Law; Forum Selection. This Agreement shall be governed by the laws of the State of California, without reference to conflict of laws principles. All disputes arising out of this Agreement shall be subject to the exclusive jurisdiction and venue of the California state courts of Orange County (or, if there is exclusive federal





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jurisdiction, the United States District Court for the Southern District of
California), and the parties consent to the personal and exclusive jurisdiction and venue of these courts.

         6.4 Attorneys' Fees. The prevailing party in any legal action brought by one party against the other shall be entitled, in addition to any other rights and remedies it may have, to reimbursement for its expenses incurred thereby, including court costs and reasonable attorneys' fees.

         6.5 Complete Agreement. This Agreement constitutes the entire agreement between the parties as to the subject matter hereof, and supersedes and replaces all prior or contemporaneous agreements, written or oral, regarding such subject matter, including any prior tax sharing or tax allocation agreements.

         6.6 Binding Agreement. This Agreement shall be binding upon and inure to the benefit of each party hereto, its respective successors and assigns, and each member of the Odetics Group and the ATL Group not a party hereto.

         6.7 Notices. Any notice which any party desires or is obligated to give to the other shall be given in writing or by facsimile or telex and sent to the chief financial officer of the other party. Except as otherwise expressly provided herein, notice shall be deemed to have been received on the earlier of the date when actually received or ten (10) days after being deposited in the mail, postage prepaid, registered or certified mail, or within one (1) day if by facsimile or telex, promptly confirmed in writing, properly addressed to the other party.

         6.8 Headings; Counterparts. Headings to sections of this Agreement are to facilitate reference only, do not form a part of this Agreement and shall not in any way affect the interpretation hereof. This Agreement may be executed in two (2) or more counterparts or duplicate originals, all of which shall be regarded as one and the same instrument, and which shall be the official and governing version in the interpretation of this Agreement.

         6.9 Partial Invalidity. If any provision in this Agreement shall be found or be held to be invalid or unenforceable in any jurisdiction in which this Agreement is being performed, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect. In such event, the parties shall negotiate, in good faith, a substitute, valid and enforceable provision which most nearly effects the parties' intent in entering this Agreement.

         6.10 Additional Members. If during a Pre-Spinoff Period any other corporation becomes a member of the Odetics Group or the ATL Group, then such corporation shall join in and be bound by this Agreement.





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         6.11    Effect of Prior Tax Allocation Agreement.  The parties are parties to an existing tax allocation agreement. Such prior allocation agreement is superseded by this Agreement retroactive to the Effective Date.


                 IN WITNESS WHEREOF, Odetics and ATL have caused this Agreement to be duly executed by their respective officers, each of whom is duly authorized, as of the date first above written.




                                         ODETICS, INC.


                                         By
                                           ------------------------------------


                                         Title
                                              ---------------------------------



                                          ATL PRODUCTS, INC.


                                          By
                                            -----------------------------------

                                          Title
                                               --------------------------------










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